Exhibit 99.1

Teleflex ®	NEWS

155 South Limerick Road, Limerick, PA 19468 USA — Phone: 610-948-5100 — Fax: 610-948-0811

Contact:	Julie McDowell Vice President, Corporate Communications 610-948-2836

FOR IMMEDIATE RELEASE	March 13, 2006

Teleflex Extends Filing of Annual Report on Form 10-K; Expects Tax Benefit to Discontinued
Operations

No change expected in reported results from continuing operations

Limerick, PA — Teleflex Incorporated (NYSE: TFX) today announced that the company has filed a notification with the Securities and Exchange Commission that the company is extending the time for filing of its Annual Report on Form 10-K for the fiscal year ended December 25, 2005. As indicated in the company’s Form 12b-25, in connection with the preparation of its financial statements the company has undertaken an extensive analysis of tax accounts. This analysis is largely complete but certain issues related to the tax accounting for the divestiture of a business reported in discontinued operations are being finalized as is the required assessment of internal controls over financial reporting relative to income taxes and the company’s auditors are reviewing this finalized analysis. The company expects no change to its previously reported fourth quarter and year end income and diluted earnings per share from continuing operations. Teleflex expects to file the Annual Report on Form 10-K on or before March 20, 2006.

Teleflex anticipates reporting an additional tax benefit associated with the divestiture of certain discontinued operations that will increase fourth quarter 2005 income from discontinued operations by approximately $2 million.

The tax benefit will have no impact on the company’s reported income and diluted earnings per share from continuing operations and cash flow from continuing operations.

Teleflex at a Glance:
Teleflex is a diversified industrial company with 2005 annual revenues of $2.5 billion. The company designs, manufactures and distributes quality engineered products and services for the commercial, medical, and aerospace markets worldwide. Teleflex employs more than 20,000 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex can be obtained from the company’s website on the Internet at www.teleflex.com.

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Caution Concerning Forward-looking information:
This press release contains forward-looking statements, including, but not limited to, statements relating to expected income and diluted earnings per share from discontinued operations, expected income and diluted earnings per share from continuing operations excluding special charges and gain on sale of assets, cash flow from operations, and expected tax benefits. Actual results could differ materially from those in these forward-looking statements due to, among other things, length of time required to comply with legal requirements and analysis of tax accounts, unanticipated difficulties, and other factors described in Teleflex’s filings with the Securities and Exchange Commission.

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